EXHIBIT 10.2

TWELFTH AMENDMENT TO THE
PIONEER NATURAL RESOURCES USA, INC.
401(k) AND MATCHING PLAN
(Amended and Restated Effective as of January 1, 2013)

THIS TWELFTH AMENDMENT is made and entered into by Pioneer Natural Resources USA, Inc. (the “Company”):
WITNESSETH:
WHEREAS, the Company maintains the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan (the “Plan”);
WHEREAS, pursuant to Section 8.3 of the Plan, the Benefit Plan Design Committee (the “Committee”) of the Company maintains the authority to amend the Plan at any time; and
WHEREAS, the Committee desires to amend the Plan to provide for full and immediate vesting in any employer-derived benefits accrued under the Plan for certain employees at the Bivins and Fain, Texas locations who are involuntarily terminated in connection with the sale of certain assets.
NOW THEREFORE, the Plan is hereby amended as follows.
1.    Effective August 31, 2018, Section 5.3(q) is hereby added to the Plan as follows:
(q)    Any provision of this Plan to the contrary notwithstanding, the amounts credited to the Employer Account of a Participant who is specifically designated by the Vice President and Chief Human Resources Officer of the Company as being involuntarily terminated in connection with the sale of the Western Panhandle assets shall become fully vested and nonforfeitable on the date of such involuntary termination.
NOW, THEREFORE, be it further provided that except as provided above, the Plan shall continue to read in its current state.
IN WITNESS WHEREOF, the Company has executed this Twelfth Amendment this 30th day of August, 2018 to be effective as specified above.

PIONEER NATURAL RESOURCES USA, INC.

By:	/s/ Teresa A. Fairbrook
Name:	Teresa A. Fairbrook
Title:	Vice President and Chief Human
Resources Officer